Exhibit 15.1

CHINA NATURAL RESOURCES GRANTED SECOND 180-DAY PERIOD BY NASDAQ TO REGAIN COMPLIANCE WITH MINIMUM BID PRICE RULE

HONG KONG, January 6, 2025 – China Natural Resources Inc. (NASDAQ: CHNR) (the “Company”) today announced on January 3, 2025, that the Company has been granted an additional 180-day period from Nasdaq’s Listing Qualifications Department, through June 30, 2025, to regain compliance with the $1.00 minimum bid price requirement for continued listing on the Nasdaq Capital Market. The Company’s common shares continue to trade on the Nasdaq Capital Market under the symbol “CHNR.”

If at any time until June 30, 2025, the closing bid price of the Company’s common shares is at least $1.00 per share for a minimum of ten consecutive business days, Nasdaq will provide the Company with written confirmation of compliance. If compliance cannot be demonstrated by June 30, 2025, Nasdaq will provide written notification that the common shares will be subject to delisting. At such time, the Company may appeal the determination to a Nasdaq Hearings Panel. The Company intends to monitor the closing bid price of its common shares between now and June 30, 2025, and intends to consider available options to cure the deficiency and regain compliance with the minimum bid price requirement within the compliance period.

About China Natural Resources:

China Natural Resources, Inc. (NASDAQ: CHNR) is currently a holding company that operates in exploration and mining business. Upon the completion of Precise Space-Time Technology disposition on July 28, 2023, the Company is engaged in the acquisition and exploitation of mining rights in Inner Mongolia, including exploring for lead, silver and other nonferrous metal, and is actively exploring business opportunities in the healthcare and other non-natural resource sectors. In 2023, China Natural Resources agreed to acquire Williams Minerals, which operates a lithium mine in Zimbabwe, for a maximum consideration of US$1.75 billion. Currently, we are actively working with all involved parties to close the deal as soon as possible. Williams Minerals is owned by China Natural Resources’ controlling shareholder, Feishang Group Limited, and a non-affiliate, Top Pacific (China) Limited.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the U.S. federal securities laws. These statements include, without limitation, statements regarding the intent, belief and current expectations of the Company, its directors or its officers with respect to: the potential presented by the exploration and mining sector in the People’s Republic of China (the “PRC”) and other industry sectors in the PRC generally; the impact on the Company’s financial position, growth potential and business of in the sale of Precise Space-Time Technology and Shanghai Onway specifically; the experience, supply chain and customer relationships and market insights of the Precise Space-Time Technology team; and the Company’s ability to locate and execute on strategic opportunities in non-natural resources sectors. Forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statement as a result of various factors. Among the risks and uncertainties that could cause the Company’s actual results to differ from its forward-looking statements are uncertainties associated with metal price volatility; uncertainties concerning the viability of mining and estimates of reserves at the Company’s Wulatehouqi Moruogu Tong Mine in Inner Mongolia; uncertainties regarding our ability to acquire a mining permit and to extract mineral reserves located in the Moruogu Tong Mine in an economically feasible manner; uncertainties related to our ability to fund operations and capital expenditures; uncertainties relating to the acquisition of Williams Minerals that were not discovered by us through our due diligence investigation; uncertainties related to the completion of the acquisition of Williams Minerals which is conditional upon satisfaction or waiver of various conditions; failure to complete the acquisition of Williams Minerals may have a material adverse effect on the Company’s business, financial condition and results of operations; uncertainties related to the realization of the anticipated benefits associated with it; the potential lack of appetite for the Company’s current holdings as consideration for a transaction; uncertainties related to geopolitical events and conflicts, such as the conflict between Russia and Ukraine; uncertainties regarding the impact of climate change on our operations and business; uncertainties related to possible future increases in operating expenses; the fluctuations of interest rates and foreign exchange rates; the results of the next assessment by the Staff of the Nasdaq Listing Qualifications department of the Company’s compliance with the Nasdaq Listing Rules; uncertainties related to governmental, economic and political circumstances in the PRC; uncertainties related to the Company’s ability to fund operations; uncertainties related to possible future increases in operating expenses, including costs of labor and materials; uncertainties related to the political situation between the PRC and the United States, and potential negative impacts on companies with operations in the PRC that are listed on exchanges in the United States; and other risks detailed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. When, in any forward-looking statement, the Company, or its management, expresses an expectation or belief as to future results, that expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the stated expectation or belief will result or be achieved or accomplished. Except as required by law, the Company undertakes no obligation to update any forward-looking statements.

SOURCE China Natural Resources, Inc.